EXHIBIT 99.1

For More Information, Contact:

Bill Slakey
3Com Investor Relations
Bill_Slakey@3Com.com
(408) 326-1286

FOR IMMEDIATE RELEASE
November 4, 1996


              		   3COM RESCINDS SHARE REPURCHASE PROGRAM


SANTA CLARA, Calif.-- 3Com Corporation (Nasdaq:COMS), the world's second largest networking company, announced today that its Board of Directors has voted to rescind the company's previously announced share repurchase program. This action was taken by the board as a result of uncertainties regarding the Securities and Exchange Commission's interpretation of Staff Accounting Bulletin No. 96 (SAB 96). Specifically, SAB 96 raises the possibility that under certain circumstances companies which have announced share repurchase programs will not have the flexibility to employ the pooling-of-interest accounting method when making acquisitions.
	3Com's current share repurchase program was authorized by the board of directors in March of 1990. As of October 30, 1996, the company had repurchased 24.5 million shares, with 5.5 million remaining to be repurchased under the authorization.
	3Com Corporation has helped more than 36 million people gain access to critical information through high speed networks.
Designed to serve large enterprises, service providers, small offices and homes, 3Com products provide a scalable architecture to meet the immediate and long term connectivity needs of today's users. With research and development on three continents, 3Com is one of the data networking industry's largest and fastest growing companies. The company's innovative engineering, marketing, sales and support simplify communication, optimize network reliability and protect customer investments.

For further information, visit 3Com's World Wide Web site at http://www.3Com.com.

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3Com is a registered trademark of 3Com Corporation.